UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                             VODAVI TECHNOLOGY, INC.
                          ---------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)


                                  92857V 10 2
                                 --------------
                                 (CUSIP Number)


                               SEPTEMBER 30, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

        Check the  appropriate  box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP NO. 92857V 10 2                     13G                  PAGE 2 OF 5 PAGES
---------------------                                          -----------------

1   NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    LG Electronics, Inc.
    --------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                       (b) [ ]
    --------------------------------------------------------------------------
3   SEC USE ONLY

    --------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Korea
    -----------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0
     NUMBER OF       ---------------------------------------------------------
      SHARES      6  SHARED VOTING POWER

    BENEFICIALLY     0
     OWNED BY        ---------------------------------------------------------
       EACH       7  SOLE DISPOSITIVE POWER

     REPORTING       0
      PERSON         ---------------------------------------------------------

       WITH       8  SHARED DISPOSITIVE POWER

                     0
                     ---------------------------------------------------------

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0
    -----------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


    -----------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0
    -----------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
    -----------------------------------------------------------------------

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CUSIP NO. 92857V 10 2                 13G                      PAGE 3 OF 5 PAGES
---------------------                                          -----------------

ITEM 1  (a)  NAME OF ISSUER: Vodavi Technology, Inc.

        (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 8300 East Raintree Drive, Scottsdale, Arizona 85260

ITEM 2  (a)  NAME OF PERSON FILING: LG Electronics, Inc.

        (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             #20, Yoido-dong, Youngdungpo-gu, Seoul 150-721, Korea

        (c)  CITIZENSHIP: Korea

        (d)  TITLE OF CLASS OF SECURITIES: Common Stock

        (e)  CUSIP NUMBER: 92857V 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

        Not applicable

        (a) [ ] Broker or dealer registered under Section 15 of the Act;

        (b) [ ] Bank as defined in Section 3(a)(6) of the Act;

        (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act;

        (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

        (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)
                (E);

        (f) [ ] An  employee   benefit  plan  in  accordance  with  Rule
                13-d-1(b)(1)(ii)(F);

        (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

        (i) [ ] A church plan that is excluded from the defintion of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.
         [ ]

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CUSIP NO. 92857V 10 2                 13G                      PAGE 4 OF 5 PAGES
---------------------                                          -----------------

ITEM 4. OWNERSHIP.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount Beneficially Owned: 0

        (b) Percent of Class: 0%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0
            (ii)  shared power to vote or to direct the vote: 0
            (iii) sole power to dispose or to direct the disposition of: 0
            (iv)  shared power to dispose or to direct the disposition of: 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Not applicable.

ITEM 10.CERTIFICATIONS.

        Not applicable.

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CUSIP NO. 92857V 10 2                 13G                      PAGE 5 OF 5 PAGES
---------------------                                          -----------------

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                                      LG ELECTRONICS, INC.

Dated: April 14, 1999                 By: /s/ Nam K. Woo
                                          ---------------------------------
                                          Nam K. Woo
                                          Executive Vice President